Exhibit 99.1

FARO Says Securities Class Action Lawsuit Without Merit

          LAKE MARY, Fla., Dec. 7 /PRNewswire-FirstCall/ -- FARO Technologies, Inc. (Nasdaq: FARO) today announced that it and certain of its officers have been named as defendants in a purported securities class action lawsuit filed in United States District Court for the Middle District of Florida.

          The complaint alleges violations of federal securities laws, the central allegation of which is that certain of the Company’s public disclosures between May 6, 2004 and November 3, 2005 were materially false or misleading. The Company adamantly denies that any of its public disclosures have violated any federal securities law.  The Company believes that this lawsuit is baseless, and it intends to vigorously defend against all claims asserted in the case.

          About FARO

          With more than 9,100 installations and 4,100 customers globally, FARO Technologies, Inc. (Nasdaq: FARO) and its international subsidiaries design, develop, and market software and portable, computerized measurement devices. The Company’s products allow manufacturers to perform 3-D inspections of parts and assemblies on the shop floor. This helps eliminate manufacturing errors, and thereby increases productivity and profitability for a variety of industries in FARO’s worldwide customer base. Principal products include the FARO Laser ScanArm; FARO Laser Scanner LS; FARO Gage and Gage-PLUS; Platinum, Digital Template, Titanium, Advantage FaroArms; the FARO Laser Tracker X and Xi; and the CAM2 family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO 9001 certified and ISO-17025 laboratory registered.

SOURCE  FARO Technologies, Inc.
           -0-                                             12/07/2005
           /CONTACT:  Greg Fraser, Executive Vice President, FARO Technologies, +1-407-333-9911, or fraserg@FARO.com /
           /Web site:  http://www.faro.com /
           (FARO)